ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of November 7, 2013, is among Protec Instrument Corporation, a Delaware corporation (the “Purchaser”), which is a wholly owned subsidiary of Laboratoires Protec S.A., a French corporation, Dynasil Corporation of America, a Delaware corporation (“Dynasil”), and RMD Instruments Corp., a Delaware corporation, which is a wholly owned subsidiary of Dynasil (“RMD” and together with Dynasil, the “Sellers”). References to the Sellers or a Seller herein means Dynasil or RMD, or both of them.

RECITALS:

WHEREAS, the Sellers are engaged, among other things, in the conception, design, prototype building and testing, manufacture, assembly, marketing and/or sale of the Products and the Technology (the “Business”);

WHEREAS, pursuant to this Agreement, the Sellers are selling to the Purchaser, and the Purchaser is buying from the Sellers, certain assets and liabilities of the Business, subject to the terms and conditions set forth herein; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, RMD and the Purchaser are entering into a Transition Services Agreement (the “Transition Services Agreement”) pursuant to which RMD and the Purchaser will cooperate for an initial period of three (3) months following the closing of the transactions contemplated herein with respect to the conduct of certain aspects of the Business.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Purchaser and the Sellers hereby agree as follows:

ARTICLE I
Definitions

Section 1.1.          Certain Definitions. The following terms, as used herein, have the meanings set forth below.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Agreement” means this Asset Purchase Agreement.

“Applicable Benefit Laws” means all Laws or other legislative, administrative or judicial promulgations, including those of a jurisdiction outside the United States, applicable to any Seller Benefit Plan or ERISA Affiliate Plan.

“Closing” means the consummation of the purchase and sale of the Assets (as defined in Section 2.1 of this Agreement) and the assignment and assumption of the Assumed Liabilities (as defined in Section 2.3(b)(i) of this Agreement) that is occurring concurrently with the execution and delivery of this Agreement by the Parties.

“COBRA Coverage” means continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA and any applicable state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Confidential Information” means any data or information concerning the Business, without regard to form, regarding (for example and including) (a) proprietary software; (b) research and development records and plans, product and services pricing and other details, marketing materials and plans, licenses, prices, costs, Contracts, suppliers, customers, and customer lists; (c) the identity, skills, knowledge and compensation of employees, contractors, and consultants; (d) specialized training; (e) such of the following as are not now in the public domain: discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or any other country; and (f) all other data and information in any way relating to the Business that are customarily considered confidential information. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is in the public domain through means that do not involve a breach by the Sellers of any covenant or obligation set forth in this Agreement.

“Contract” means any contract, sub-contract, agreement, lease, license, commitment, sale and purchase order, note, loan agreement or any other instrument, arrangement, or understanding of any kind, whether written or oral, and whether express or implied.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Employee Benefit Plan” means, with respect to a Person, each plan, fund, program, agreement, arrangement or scheme (whether or not covered by ERISA and whether subject to U.S. or non-U.S. laws), including such of the foregoing as are maintained or required to be maintained under applicable Laws, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing benefits to the entity’s current and former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees or the dependents of any of them (whether written or oral), or with respect to which such Person has any liability or obligation, including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan, other equity compensation plan, or “welfare” plan (within the meaning of Section 3(1) of ERISA; (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is tax-qualified under the Code); (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefits, hospitalization, medical, dental, disability or life insurance, death or survivor benefits, fringe benefits or legal benefits; and (d) each other employee benefit plan, fund, program, agreement or arrangement, in each case regardless whether of an individual or collective nature, and including, for the avoidance of doubt, contractual stipulations in employment or other service agreements and commitments based on work custom.

2

“Environmental Laws” means all Laws and common law relating to pollution or protection of health, safety or the environment.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that together with the Sellers would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which such ERISA Affiliate has any liability or obligation.

“Excepted Claims” means the representations and warranties contained in Sections 4.1 and 5.1 (Organization), Sections 4.2 and 5.2 (Authorization), Section 4.6 (Sufficiency of and Title to Assets) and Section 4.12 (Tax Returns; Taxes).

“Governmental Entity” means any (i) nation, state, commonwealth, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) federal, state, local or foreign governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court or tribunal); (iv) multi-national or supra-national organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court or arbitrator; (vi) self-regulatory organization; or (vii) official of any of the foregoing.

“HUD Certification” means the PCS certification from the U.S. Department of Housing and Urban Development with respect to the LPX and LPX-Pro Lead Paint Analysers.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party.

3

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all trade secrets, inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data, technical information and customer lists, and all documentation relating to any of the foregoing throughout the world; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all internet domain name registrations and applications; (f) all trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (g) all rights in or to databases and data collections throughout the world; (h) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (h) any similar or equivalent intellectual property or proprietary rights to any of the foregoing anywhere in the world.

“Knowledge” means, with respect to the Sellers, all facts known by Peter Sulick, Michael O’Neill, senior management of the Sellers and the Transferred Employees following reasonable inquiry and diligence of appropriate records and personnel with respect to the matters at hand.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employee classification, employment discrimination and harassment, wages, hours or occupational safety and health, including ERISA.

“Laws” means all laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs, awards and decrees of, or issued or entered by, all Governmental Entities.

“Leased Real Property” means the parcels of real property used in connection with the Business of which a Seller is the lessee or sublessee (together with all fixtures and improvements thereon), all of which are listed in Schedule 1.1A.

“Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of facts, changes, events, effects or occurrences) that has had or is reasonably likely to have a materially adverse effect on the financial condition, results of operations, properties, assets or liabilities (including contingent liabilities) of the Business or the Assets; provided, however, that in each case, no state of facts, change, event, effect or occurrence resulting directly or indirectly from the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, such a material adverse effect: (a) general changes in economic, geographic, market, financial, credit or capital market, regulatory or political conditions in the United States or anywhere else in the world, including changes in interest rates or foreign exchange rates (to the extent not disproportionate with respect to a Seller, the Business or the Assets in any material respect); (b) terrorism, war or the outbreak or worsening of hostilities, or natural disasters anywhere in the world, whether commencing before or after the date of this Agreement (to the extent not disproportionate with respect to a Seller, the Business or the Assets in any material respect); (c) changes in the Law or accounting regulations or principles or interpretations thereof as of the date of this Agreement (to the extent not disproportionate with respect to a Seller, the Business or the Assets in any material respect); (d) any failure by a Seller to meet any internal or published projections, forecasts or revenue or earnings predictions with respect to the Business; (e) changes as a result of any action consented to or taken at the request of the Purchaser; (f) any matter that is set forth in the Disclosure Schedule; or (g) the execution or announcement of this Agreement, including the identity of the Purchaser, or the taking of any action contemplated or required by this Agreement, or the consummation of the transactions contemplated hereby.

4

“Non-Assignable Contracts” means Assumed Contracts (as defined in Section 2.1(b) of this Agreement) that require third-party consents for assignment that have not been obtained by the Sellers and the Nuclear Contracts.

“Nuclear Licenses” means the following Licenses necessary for the conduct of the Business by the Purchaser after the Closing: (i) licenses authorizing the possession of nuclear sources and the distribution of a device that contains a sealed nuclear source; and (ii) a Sealed Source and Device Registration, in each case issued by the Commonwealth of Massachusetts Executive Office of Health and Human Services, Department of Public Health, Bureau of Environmental Health, Radiation Control Program.

“Owned Real Property” means the parcels of real property which a Seller owns (together with all fixtures and improvements thereon).

“Party” or “Parties” means, individually, the Purchaser and each Seller, and, collectively, the Purchaser and the Sellers.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or for Taxes immaterial in amount that are being contested in good faith; (b) Liens of landlords, carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice for sums (i) not yet delinquent or (ii) immaterial in amount and being contested in good faith; (c) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice; (d) in the case of the Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances and easements, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Sellers or (ii) have more than an immaterial effect on the value thereof or its use; (e) liens, assessments and governmental charges not yet due and payable; (f) liens arising pursuant to any Assumed Contracts (as defined in Section 2.1(b) of this Agreement) unrelated to a breach thereof by Seller; and (g) liens that will be paid off or otherwise terminated at or before the Closing.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

5

“Products” means:

(a)          RMD’s products called the LPA-1 and LPA-1B Lead Paint Analysers and the LTR1000 Lead Tracer;

(b)          RMD’s products called the LPX or LPX-Pro Lead Paint Analyser;

(c)          all accessories and devices related to: (i) the products listed in clauses (a) and (b) above; and (ii) any and all X-Ray fluorescence technology based or derived products or prototypes or designs developed and/or manufactured by a Seller or any Affiliate of a Seller relating to the products listed in clauses (a) and (b) above; and

(d)          all circuitry, algorithms, software, designs, graphical user interfaces, plans, specifications, bills of materials and related information, and other systems used for signal processing, and the operation and control and manufacture and repair of such devices and products, in each case relating primarily to the Business.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, being executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates, their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Registered Intellectual Property” means all United States, international and foreign: (a) patents and patent applications (including provisional and patent cooperation treaty (PCT) applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (c) registered copyrights and applications for copyright registration; and (d) domain name registrations.

“Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by a Seller in connection with the transactions contemplated hereby.

“Seller Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained or required to be maintained at any time by a Seller.

“Seller Indemnified Parties” means the Sellers and their Affiliates, their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

6

“Seller Intellectual Property” means any Intellectual Property that is owned by or licensed to a Seller that is used primarily by a Seller in the conduct of the Business, that is owned by and has been developed by the Sellers primarily for the conduct of the Business (including, without limitation, the design, development, manufacture, assembly, testing and sale of the Products) or which, but for ownership or a valid license thereto, would be infringed by the manufacture and distribution of any Products.

“Seller Licensed Intellectual Property” means any Seller Intellectual Property that is not Seller Owned Intellectual Property but is licensed to a Seller.

“Seller Owned Intellectual Property” means all Seller Intellectual Property owned or purported to be owned by a Seller (i.e., excluding Seller Licensed Intellectual Property).

“Seller Registered Intellectual Property” means all Seller Owned Intellectual Property that is Registered Intellectual Property.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other charges of a Governmental Entity, including income, franchise, capital stock, net worth, real property, personal property, tangible, intangible, commercial activity, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, goods and services, value-added and all other taxes of any kind for which a Seller or any of its Affiliates or the Purchaser may have any liability imposed by any Governmental Entity, whether disputed or not, and any related charges, interest or penalties imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information, in whatever form or medium, required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Technology” means:

(a)          the Seller Intellectual Property, whether Seller Registered Intellectual Property or otherwise, to the extent related to the Products;

(b)          the Sellers’ X-Ray fluorescence technology using either a radioactive source or an X-Ray tube; the design of the head- or other source-containing structure of the Products; the location, design and specifications of the detector of the Products; the algorithms and related signal processing of the Products; and the application-related software and any other component or assembly or sub-assembly necessary for the operation and performance of the Products consistent with the specifications for the Products; and

(c)          the software and hardware, whether mechanical or electrical or electronic, used in the design, manufacture and testing of the Products, assembly jigs and tools, quality assurance and testing equipment and procedures and related software, systems and jigs, and the printed circuit boards and designs related thereto.

7

ARTICLE II
PURCHASE AND SALE

Section 2.1.          Agreement to Purchase and Sell. Subject to the terms and conditions hereof, at the Closing, the Sellers are hereby selling, assigning, transferring and delivering to the Purchaser, and the Purchaser is purchasing and acquiring from the Sellers, all right, title and interest of the Sellers in and to, except for the Excluded Assets (as defined in Section 2.2 of this Agreement), all of the assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, and wherever situated, only to the extent such assets, properties and rights are related to or are used or held for use primarily in the Business (such assets, properties and rights, being referred to as the “Assets”), free and clear of all Liens other than Permitted Liens. The Assets shall include Sellers’ rights, title and interest in and to all of the following Assets, but only insofar as they primarily relate to, or are used primarily with respect to, the Products, the Technology or the Business:

(a)          the fixed assets, equipment, furnishings, computer hardware and fixtures, manufacturing equipment and instrumentation, metrology, quality assurance and quality control equipment and documentation and assembly jigs, including those listed in Schedule 2.1(a);

(b)          the Contracts listed in Schedule 2.1(b) (the “Assumed Contracts”); provided, however, that the Assumed Contracts identified with an asterisk on Schedule 2.1(b) (the “Nuclear Contracts”) shall not be assigned to the Purchaser until such time as the Purchaser has obtained the Nuclear Licenses;

(c)          the Products (except as set forth in Section 2.2(c)) and Technology;

(d)          all Seller Intellectual Property, including the items listed in Schedule 2.1(d) (excluding all internet domain names registered in the name of a Seller), related goodwill, and the right to sue for infringement or unauthorized use of any of the foregoing, past, present or future);

(e)          all assets that are causes of action, lawsuits, judgments, claims and demands of any nature, whether arising by way of counterclaim or otherwise;

(f)          all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights made or owing to the Sellers or any of their Affiliates;

(g)          files, correspondence, records, data (including production management data), plans, reports (including relating to markets, market participants and competitors of the Business) and recorded knowledge, including customer, supplier, customer purchasing history, price and mailing lists, development, manufacturing and testing protocols, technical worksheets and reports, designs, specifications, tests, test results, and other documentation, either written or contained in any machine readable electronic support; and copies of all accounting or other books and records of the Sellers in whatever media retained or stored, including computer programs, databases and disks;

8

(h)          all records of any and all regulatory approvals and/or licenses that may be useful to the Purchaser in seeking similar regulatory approvals and licenses, including those listed in Schedule 2.1(h) under the headings: Regulatory Compliance, Qualifications & Registrations;

(i)           current accounting information validating the reporting of all costs and cost allocations included in any financial information or data supplied to the Purchaser including those listed in Schedule 2.1(i) under the headings: Bill of Materials & Components Specifications, Vendor List and Supplier Information (which, to the extent such exists, shall include vendor qualification, product or component identification, with pricing, delivery information, payment terms and minimum order quantities);

(j)           all personnel records of the Transferred Employees, including those listed in Schedule 2.1(j) (provided, however, that the Sellers may retain copies of all such records);

(k)          the detailed production management data, including all components of the bill of materials of each of the Products actually sold or marketed and or proposed to be developed for eventual sale, including those listed in Schedule 2.1(k) under the headings Bill of Materials & Components Specifications;

(l)          contact management software programs and all the historical data therein, including those listed in Schedule 2.1(l) under the headings Software Assets and Customer Information; and

(m)          detailed descriptions of all manufacturing and test protocols for the Products, together with any and all test benches that are or have been used for the Products and or any components and or any assemblies or sub-assemblies related thereto, and a listing of such items, including those listed in Schedule 2.1(m) under the headings Technical Documentation for Design, Assembly, Testing, Repair, Calibration and Resourcing, and QA/QC Compliance.

Section 2.2.          Excluded Assets. Notwithstanding anything to the contrary in Section 2.1, the Assets shall not include the following assets, properties and rights of the Sellers or any of their Affiliates (collectively, the “Excluded Assets”):

(a)          all cash, cash equivalents and accounts receivable of the Sellers for sales completed and delivered prior to the Closing;

(b)         all deposits, advances, pre-paid expenses and credits of the Sellers with respect to the Business, the Products and/or the services of the Business, all of which are set forth on Schedule 2.2(b), which schedule shall also include a balance sheet as of the Closing Date reflecting all such items;

(c)          all inventory, finished goods, components and work-in-progress in Seller’s possession on the Closing Date, and all Products on loan to customers as of the Closing Date, all of which are set forth on Schedule 2.2(c); provided, however, that if any of the Excluded Assets listed in this Section 2.2(c) are in Seller’s possession or on loan to customers on the date of expiration or termination of the Transition Services Agreement, such Excluded Assets shall be transferred in accordance with the Transition Services Agreement and subject to the Purchaser having obtained the Nuclear Licenses;

9

(d)         all employment agreements and employment relationships as well as ownership and other rights with respect to the Seller Benefit Plans and the ERISA Affiliate Plans;

(e)          the Leased Real Property and all licenses, permits, approvals, easements and other rights relating thereto;

(f)          the Contracts set forth on Schedule 2.2(f);

(g)          the rights that accrue to the Sellers hereunder;

(h)         all rights to the name “Dynasil” and “RMD Instruments” and any variations thereof;

(i)           rights to refunds of Taxes paid by the Sellers, whether paid directly by a Seller or indirectly by a third party on behalf of a Seller, regardless of whether such rights have arisen or hereafter arise;

(j)           insurance policies of the Sellers (and any cash or surrender value thereon) and any pre-paid expenses with respect thereto; and

(k)          the assets described on Schedule 2.2(k) (the “Excluded Fixed Assets”).

Section 2.3.          Assumption of Assumed Liabilities.

(a)          Except as provided in Section 2.3(b), the Purchaser shall not assume, in connection with the transactions contemplated hereby, any liability or obligation of the Sellers or any of their Affiliates or the Business whatsoever, whether known or unknown, disclosed or undisclosed, accrued or hereafter arising, absolute or contingent, and the Sellers (or the applicable Affiliate) shall retain responsibility for all such liabilities and obligations.

(b)          Effective as of the Closing, the Purchaser shall assume:

(i)          the obligations of the Sellers under each Assumed Contract, to the extent such obligations are not required to be performed on or prior to the date of the Closing, do not arise out of any breach or default thereunder by the Sellers prior to the Closing Date, are set forth in writing in such Assumed Contract (except in the case of Assumed Contracts that are oral Contracts, in which case Seller has provided Purchaser with a complete, correct and true summary of the terms of such oral Contracts), and accrue and relate to the operations of the Business subsequent to the Closing Date (the “Assumed Liabilities”), provided that if the Purchaser is required to perform any obligations of the Sellers under Contracts other than the Assumed Contracts, the Purchaser shall notify the Sellers thereof and invoice the Sellers for the Purchaser’s actual costs in connection therewith and the Sellers shall immediately pay each such invoice; and

10

(ii)         except as set forth in Section 6.2, all liabilities with respect to Transferred Employees (as defined in Section 6.2(b) of this Agreement) arising after the Closing.

Section 2.4.          Specifically Excluded Liabilities. Specifically, and without in any way limiting the generality of Section 2.3(a), the Assumed Liabilities shall not include, and in no event shall the Purchaser assume, agree to pay, discharge or satisfy any other liability or obligation hereunder or otherwise have any responsibility for, any other liability or obligation of the Sellers or any of their Affiliates or of the Business (together with all other liabilities that are not Assumed Liabilities, the “Specifically Excluded Liabilities”), including, without limitation, the following Specifically Excluded Liabilities:

(a)          relating to any liability or obligation to creditors of the Sellers or any Affiliate of the Sellers;

(b)          except as set forth in Section 6.2, relating to or arising out of the employment, or termination of employment, of any Seller Employee by either Seller;

(c)          for Taxes with respect to any period owing, or alleged by a Governmental Authority to be owing, by the Sellers or any of their Affiliates;

(d)          relating to guarantees of any indebtedness of any Person;

(e)          relating to, resulting from, or arising out of, (i) claims made in pending or future suits, actions, investigations or other legal, governmental or administrative proceedings or (ii) claims based on violations of Law (including any state corporate Law, state or federal securities Law, Environmental Law, workers’ compensation, employment practices or health and safety matters), breach of Contract, or any other actual or alleged failure of the Sellers to perform any obligation (under any Law, License or Contract), in each case arising out of, or relating to (w) acts or omissions that shall have occurred, (x) services performed or products sold, (y) the ownership or use of the Assets, or (z) the operation of the Business, in each case prior to the Closing (including, without limitation, with respect to products liability for products designed, manufactured, distributed or sold prior to the Closing);

(f)          pertaining to any Excluded Asset;

(g)          relating to, resulting from, or arising out of, any non-Business operations of the Sellers or any of their Affiliates or any former operation of the Sellers or any of their Affiliates (or their respective predecessors);

(h)          under or relating to any Seller Benefit Plan or ERISA Affiliate Plan including any obligation or liability to make any payment or payments to any Person, including any Governmental Entity, as a result of the transactions contemplated hereby, whether or not such liability or obligation arises prior to, on or following the date of the Closing;

11

(i)           arising or incurred in connection with the negotiation, preparation and execution hereof and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of the Sellers or any of their Affiliates; and

(j)           relating to the spent sealed nuclear sources recovered after resourcing is performed on the LPA and LeadTracer, in each case prior to or on the date of Closing.

Such Specifically Excluded Liabilities shall include all claims, actions, litigation and proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

ARTICLE III
PURCHASE PRICE; ALLOCATIONS

Section 3.1.         Purchase Price. The aggregate amount to be paid for the Assets shall be $1,100,000 (the “Base Purchase Price”), as adjusted as provided below in Section 3.2(a) (as adjusted, the “Purchase Price”). In addition to the foregoing payment, as consideration for the sale, assignment, transfer and delivery of the Assets, the Purchaser shall assume and discharge the Assumed Liabilities (if any).

Section 3.2.          Payment of Purchase Price and Outstanding Invoices. At the Closing:

(a)          the Purchaser shall pay to the Sellers, to an account designated by the Sellers, an amount in cash equal to (i) the Base Purchase Price minus (ii) the aggregate amount of deposits, advances and credits of the Sellers set forth on Schedule 2.2(b) minus (iii) the aggregate replacement value of the Excluded Fixed Assets as set forth on Schedule 2.2(k); and

(b)          the Purchaser shall pay to RMD, to an account designated by RMD, an amount in cash equal to the aggregate unpaid amounts previously invoiced to the Purchaser by RMD with respect to products and services purchased or ordered by the Purchaser from RMD and actually shipped as of the Closing Date.

Section 3.3.          Allocation of Purchase Price. Within sixty (60) days after the Closing Date, the Purchaser shall deliver to the Sellers a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless the Sellers notify the Purchaser in writing that the Sellers object to one or more items reflected in the Allocation Schedule within fifteen (15) days after delivery of the Allocation Schedule to the Sellers. In the event of any such objection, the Sellers and the Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if the Sellers and the Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to the Sellers, such dispute shall be resolved by an impartial nationally recognized firm of independent certified public accountants mutually appointed by the Purchaser and the Sellers. The fees and expenses of such accounting firm shall be borne equally by the Purchaser, on the one hand, and the Sellers, on the other hand. The Sellers and the Purchaser agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

12

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers jointly and severally represent and warrant to the Purchaser that, except as set forth in the Sellers’ Disclosure Schedule (the “Disclosure Schedule”), the statements contained in this Article IV are true and correct as of the date hereof. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV, and any reference in this Article IV to items “set forth in the Disclosure Schedule” or “the Disclosure Schedule contains” or words of similar effect shall be deemed to mean the section or subsection of the Disclosure Schedule corresponding to the section or subsection of this Agreement where such reference appears. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections or subsections in this Article IV only to the extent that it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections and only to the extent that the relation between the disclosure and the related section is reasonably apparent. The Disclosure Schedule shall qualify the statements made in the corresponding section and subsection of this Article IV whether or not the specific section or subsection of this Article IV contains the words “except as set forth in the Disclosure Schedule” or words of similar effect. Notwithstanding any of the foregoing or anything in this Agreement to the contrary, the Sellers are only making representations and warranties in this Agreement with respect to the RMD product called the LTR1000 Lead Tracer under Sections 4.5, 4.6, 4.9, 4.10, 4.17 and 4.24(c).

Section 4.1.          Organization; Conduct of the Business. Each Seller is a corporation duly formed and validly existing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. RMD is a wholly owned subsidiary of Dynasil. The Business is primarily conducted by RMD, and no Person other than the Sellers conducts any part of the Business or owns any Assets.

Section 4.2.          Authorization. Each Seller has full corporate or other requisite power and authority to execute and deliver this Agreement and the Seller Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by the Sellers party thereto and the performance by the Sellers of their obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate or other requisite action on the part of the Sellers. This Agreement and the Seller Ancillary Documents have been duly executed and delivered by the Sellers party thereto and constitute the valid and binding agreements of the Sellers party thereto, enforceable against the Sellers party thereto in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

13

Section 4.3.          Absence of Restrictions and Conflicts. Except as set forth in Section 4.3 of the Disclosure Schedule, the execution, delivery and performance by each Seller of this Agreement and the Seller Ancillary Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of such Seller’s corporate charter or bylaws, (b) violate in any material respect any provision of any Contract to which such Seller is a party or by which it is bound that relates to the Business or the Assets, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity applicable to such Seller, (d) contravene or conflict in any material respect with any Law or arbitration award applicable to such Seller, or (e) result in the creation or imposition of any Lien (other than a Permitted Lien) on any Asset.

Section 4.4.          Required Consents. Section 4.4 of the Disclosure Schedule sets forth a list of each action, consent, approval, notification, waiver, authorization, order or filing (each, a “Required Consent” and collectively, the “Required Consents”) under any Law, License or Contract to which a Seller is a party that is necessary with respect to the execution, delivery and performance of this Agreement or the Seller Ancillary Documents to which such Seller is a party. Except as set forth on Section 4.4 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to any Seller in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Document to which such Seller is a party.

Section 4.5.          Personal Property. All equipment and other items of tangible personal property and assets included in the Assets reasonably necessary for the Business as currently conducted (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted and (b) were acquired and are usable in the regular and ordinary course of business. All of the Assets are in the possession of one of the Sellers. Section 4.5(a) of the Disclosure Schedule sets forth the location of any personal property included in the Assets that are not held at the Sellers’ Watertown, Massachusetts facilities. No Person other than the Sellers owns any equipment or other tangible personal property or asset that is necessary to the operation of the Business. Since January 1, 2013, neither Seller has sold, transferred or disposed of any assets that would have been Assets on the date hereof, except for the sale of inventory in the ordinary course and assets having a fair market value of less than $25,000, individually and in the aggregate.

Section 4.6.          Sufficiency of and Title to Assets. Except as set forth on Section 4.6 of the Disclosure Schedule and except for the Excluded Assets, the Nuclear Licenses and the HUD Certification, the Assets constitute all of the assets (whether real, personal or mixed and whether tangible or intangible) necessary for the conduct of the Business in accordance with the Sellers’ past practices and as presently conducted by the Sellers. The Sellers have (and shall convey to the Purchaser at the Closing) good and marketable title to, or in the case of leased personal property, valid leasehold interests in, the Assets, free and clear of all Liens except Permitted Liens, and the Purchaser’s use of the Assets in the same manner as currently used by the Sellers will not require the Purchaser to pay any royalties, commissions or similar obligations to any Person. The information contained in the Schedules referred to in Sections 2.1 and 2.2 are true and accurate.

14

Section 4.7.          Revenue Schedule; No Undisclosed Liabilities.

(a)          Section 4.7 of the Disclosure Schedule contains a list of all revenues and, to the Sellers’ Knowledge, the associated cost of sales of all Products sold or services rendered by the Business for (i) its 2010 fiscal year, (ii) its 2011 fiscal year, (iii) its 2012 fiscal year and (iv) the current fiscal year-to-date to and including September 30, 2013.

(b)         As of the date hereof, to the Sellers’ Knowledge, there are no liabilities of the Sellers of any kind whatsoever, whether accrued, contingent, absolute or otherwise (other than the Assumed Liabilities), that by operation of law, custom or practical necessity (such as the maintenance of good business relations with suppliers) would become liabilities of the Purchaser.

Section 4.8.          Absence of Certain Changes. Except as set forth in Section 4.8 of the Disclosure Schedule, since October 1, 2012, the Business has been conducted in the ordinary course consistent with past practice and there has not been (a) any Material Adverse Effect, (b) any damage, destruction, loss or casualty to property or assets of the Business or the Assets with a value in excess of $10,000, whether or not covered by insurance or (c) sales or licensing of the products and services of the Business on terms and conditions inconsistent with past practices, including offering discounts, extended service periods or enhanced services.

Section 4.9.          Legal Proceedings. There is no suit, action, claim, investigation, arbitration, proceeding or investigation pending or, to the Knowledge of the Sellers, threatened against either Seller that relates to any Asset or the Business. Neither Seller is subject to any judgment, decree, injunction, rule or order of any Governmental Entity or arbitral tribunal relating to any Asset or the Business.

Section 4.10.        Compliance with Law. Since October 1, 2012, each Seller has been and is currently in compliance with all Laws applicable to the Business, in all materials respects, and has filed all material reports and has all Licenses required to be filed with any Governmental Entity in connection with the conduct of the Business. To the Knowledge of the Sellers, all products designed, manufactured, sold, leased, licensed or delivered with respect to the Business prior to the Closing are and at all times have been in material conformity with the Sellers’ Massachusetts Sealed Source and Device license and PCS certification then in effect.

Section 4.11.        Contracts.

(a)          Section 4.11(a) of the Disclosure Schedule lists each of the following Contracts (collectively, the “Material Contracts”):

15

(i)          any Contract (A) relating to the Seller Intellectual Property (other than OTC Software, as defined in Section 4.17(a)), (B) granting a right of first refusal, right of first offer or comparable right to purchase any assets or properties of the Business, (C) relating to a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities of the Business with another Person, or (D) that individually requires aggregate expenditures or receipt by the Seller with respect to the Business in any one year of more than $25,000; and

(ii)         any agreement (other than this Agreement) for the disposition of a material portion of the assets the Business, other than for the sale of inventory in the ordinary course of business.

(b)         All of such Material Contracts are valid, in full force and effect and binding against the applicable Seller and, to the Sellers’ Knowledge, the other parties thereto in accordance with their respective terms. None of the Sellers or, to the Knowledge of the Sellers, any other party thereto is in default of any of its obligations under any such Material Contracts.

Section 4.12.        Tax Returns; Taxes.

(a)          All material Tax Returns due and relevant to the Business have been filed by the Sellers through the date hereof in accordance with all applicable Laws (pursuant to an extension of time property granted by a Governmental Entity or otherwise) and have been duly filed and are true, correct and complete in all respects.

(b)          To the Sellers’ Knowledge, there are no Taxes, deposits and other payments for which either Seller has or may have liability that may in any manner become material liabilities of the Purchaser under a successor liability theory or otherwise.

(c)          Other than Permitted Liens, there are no Liens for Taxes on the Assets, nor is there any such Lien that is pending or, to the Knowledge of the Sellers, threatened.

Section 4.13.         Employees and Independent Contractors. Section 4.13 of the Disclosure Schedule contains a true, correct and complete list of all employees and independent contractors who perform any services for the Business as of the date hereof, specifying their position, date of hire, work location, hours of service and employee benefit coverages selected. All such Persons classified by a Seller as independent contractors have been properly classified in accordance with all applicable Laws.

Section 4.14.        Seller Benefit Plans. RMD does not maintain any Employee Benefit Plans or ERISA Affiliate Plans, and the Purchaser will not incur any liability or have any obligation with respect to any Seller Benefit Plan.

Section 4.15.       Labor Relations. Neither Seller is a party to or bound by any labor or collective bargaining agreement that involves any of the Seller Employees, and no such agreement is currently being negotiated. Each Seller is in compliance in all material respects with all Labor Laws and related regulations except to the extent that non-compliance would not result in a Material Adverse Effect. Neither Seller is a party to, or otherwise bound by, any consent decree, settlement agreement, or conciliation agreement with any Governmental Entity relating to any of the Seller Employees.

16

Section 4.16.        Environmental, Health and Safety Matters. Each Seller has complied in all material respects with all Environmental Laws applicable to the Business, Assets and Products.

Section 4.17.        Intellectual Property.

(a)          Section 4.17(a) of the Disclosure Schedule is a complete and correct list of: (i) all Seller Registered Intellectual Property and (ii) all software owned by a third party comprising Seller Licensed Intellectual Property except for licenses for commercially available software licensed under “shrinkwrap” or “clickwrap” agreements for less than $10,000 per year (“OTC Software”).

(b)          All of the Seller Owned Intellectual Property is owned exclusively by one of the Sellers, and the Sellers have the full right to the Seller Owned Intellectual Property for any purpose in connection with the Business, free from any Liens and any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever, other than non-exclusive rights granted to customers and purchasers of Products in the ordinary course of business. Immediately after the Closing, the Purchaser shall own or have a license to all the Seller Intellectual Property (other than the Excluded Assets) free from Liens (other than restrictions on the use of Seller Licensed Intellectual Property imposed in the applicable license agreements) and on the same terms and conditions as in effect prior to the Closing, except with respect to any Seller Licensed Intellectual Property licensed under a Non-Assignable Contract or as set forth in Section 4.17(b) of the Disclosure Schedule.

(c)          Section 4.17(c) of the Disclosure Schedule sets forth all licenses currently in effect pursuant to which a Seller has licensed any Seller Intellectual Property to a third party (other than non-exclusive licenses granted to purchasers of Products in the ordinary course of business) or has licensed any Seller Licensed Intellectual Property from a third party (other than licenses for OTC Software). The Sellers have provided the Purchaser with true, correct and complete copies of all such licenses.

(d)          To the Knowledge of the Sellers, none of the Seller Intellectual Property nor the conduct of the Business infringes or otherwise violates any Intellectual Property rights of any Person. To the Knowledge of the Sellers, none of the Seller Intellectual Property is being infringed, misappropriated, or otherwise used or available for use by any Person without a license or permission from a Seller.

(e)          Within five (5) years prior to the date hereof, no claim or demand of any Person has been made or, to the Knowledge of the Sellers, threatened, nor is there any litigation that is pending or, to the Knowledge of the Sellers, threatened, that (i) challenges the rights of either Seller in respect of the Seller Owned Intellectual Property, (ii) asserts that a Seller is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount in regard to, any Intellectual Property or (iii) claims that a Seller’s use of any Seller Licensed Intellectual Property is in breach of the underlying license agreement. None of the Seller Owned Intellectual Property, and to the Sellers’ Knowledge none of the Seller Licensed Intellectual Property, is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Entity naming a Seller or such Seller Intellectual Property, or has been the subject of any litigation within the last five years, whether or not resolved in favor of the Sellers.

17

(f)          The items of Seller Registered Intellectual Property that have been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, and that are listed in Section 4.17(a)(i) of the Disclosure Schedule as being issued and outstanding (and not listed as being abandoned, cancelled or expired), remain in full force and effect.

(g)          All Seller Owned Intellectual Property was developed by (i) an employee of a Seller or its Affiliate working within the scope of his or her employment at the time of such development under an agreement requiring assignment of such Intellectual Property, and all such Seller Owned Intellectual Property has been assigned to, or ownership has vested in, Seller, or (ii) agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of one of the Sellers as assignee that have conveyed to such Seller exclusive ownership of all intellectual property rights in the Seller Intellectual Property.

(h)          Section 4.17(h) of the Disclosure Schedule sets forth all instruments of assignment and employment agreements that (i) relate to the assignment of any type of Intellectual Property used in the Business and (ii) cannot, as a matter of law, be assigned to the Purchaser.

Section 4.18.        Customers. Section 4.18 of the Disclosure Schedule contains a true, correct and complete list of the names of the twenty (20) largest customers of the Business for each of the fiscal years ended September 30, 2012 and September 30, 2013, in each case based on gross sales. The Sellers maintain good commercial relations with each of the customers of the Business and, to the Knowledge of the Sellers, no event has occurred that could materially and adversely affect relations with any such customer. Except as set forth on Section 4.18 of the Disclosure Schedule, no customer (or former customer) of the Business during the prior twelve (12) months has canceled, terminated or, to the Knowledge of the Sellers, made any threat to cancel or otherwise terminate any of such customer’s Contracts with a Seller relating to the Business or to decrease such customer’s usage of the Products or any services of the Sellers relating to the Business. Neither Seller has received any notice and neither Seller has any Knowledge to the effect that any current customer or supplier of the Business may terminate or materially alter its business relations with the Seller, either as a result of the transactions contemplated hereby or otherwise. RMD maintains true, accurate and complete files of customers that have purchased a Product containing a radioactive source; such files include at least the name and address of such customer, the customer’s radiation license number, the Product serial number and radioactive source serial number; such files have been made available to the Purchaser; and such files shall be included in the Assets transferred to the Purchaser at the Closing. All of the Seller’s customer information made available to Purchaser is consistent with the data and files in the various customer relationship management software used in the Business from time to time.

18

Section 4.19.       Licenses. Section 4.19(a) of the Disclosure Schedule is a true, correct and complete list of all Licenses related to the conduct of the Business held by the Sellers. Except as set forth in Section 4.19(b) of the Disclosure Schedule, the Sellers own or possess all Licenses that are necessary to enable them to carry on the Business as presently conducted.

Section 4.20.       Warranties. There is no pending or, to the Knowledge of the Sellers, threatened claim alleging any breach of any warranty or guaranty with respect to the Products. All Products designed, manufactured, sold, leased, licensed or delivered, and all services provided by the Sellers with respect to the Business, are and at all times have been in material conformity with all specifications, applicable contractual commitments and all express and implied warranties. Notwithstanding the foregoing, the Sellers acknowledge and agree to their, and assume unreservedly, full and complete liability for any and all claims relating to any and all Products sold prior to the Closing.

Section 4.21.        Agents. Neither Seller, nor any officer, member, director or employee of either Seller, nor any Affiliate of the Sellers has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 4.22.        Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree relating to the Business to which a Seller is a party or otherwise binding upon it or the Business under which such Seller is: (a) restricted from selling, licensing, or otherwise distributing the Technology or the Products to any customer or class of customers; (b) required to buy from, license or otherwise acquire any technology, Intellectual Property, data or content from any vendor or class of vendors, in any geographic area, during any period of time or in any segment of the market; or (c) required to sell, license or otherwise distribute the Technology or the Products to any customer or class of customers at prices guaranteed to be lower than those charged to any other customer.

Section 4.23.        Solvency. The fair value of the assets of each Seller separately exceeds that Seller’s liabilities, and each Seller separately is able to meet its obligations as they become due and that each Seller is not insolvent within the meaning of any federal or state laws relating to creditors’ rights or bankruptcy.

Section 4.24.        Product Documentation.

(a)          The algorithm for the LPA-1 and LPA-1B Lead Paint Analysers, developed by Sellers and their consultants, including Richard Brisk and Dr. Gerald Entinne, including the principal and material formulae, mathematical equations and calculations and notes thereto written in assembly language on an 8051 processor, are in existence and will be transferred to Purchaser under this Agreement (the “LPA Product Documentation”). The LPA Product Documentation is sufficient for the usage and engineering of such products and for the making of modifications thereto by anyone who is versed in assembly level language on an 8051 processor.

19

(b)          Section 4.24(b) of the Disclosure Schedule contains a true, correct and complete description of the components of the algorithm that has been documented by the Sellers, which such description includes all formulae, mathematical equations and calculations, together with all adaptations, modifications and revisions thereto, including all notes relating to the foregoing, resulting from all process testing, developed by the Sellers and their consultants, including Paul Bennett, for the LPX and LPX Pro Lead Paint Analysers (the “LPX Product Documentation”). The LPX Product Documentation is sufficient for the usage and engineering of such products and for the making of modifications thereto.

(c)          Section 4.24(c) of the Disclosure Schedule contains a true, correct and complete description of the components of the algorithm developed and that have been documented by the Sellers and their consultants, including Paul Bennett, for the LTR1000 Lead Tracer, including the principal and material formulae, mathematical equations and calculations and notes thereto (the “Lead Tracer Documentation”). The Lead Tracer Documentation is sufficient for the usage and engineering of such product and for the making of modifications thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows as of the date hereof and the Closing Date:

Section 5.1.          Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2.          Authorization. The Purchaser has full power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and the Purchaser Ancillary Documents are being duly executed and delivered by the Purchaser and constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

20

Section 5.3.          Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the certificate of formation or limited liability company agreement of the Purchaser; (b) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which the Purchaser is a party; (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser is bound; or (d) contravene or conflict with any statute, Law, rule or regulation applicable to the Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Purchaser in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except as may be required by applicable antitrust or merger control laws.

Section 5.4.          Agents. No broker, finder or investment banker is entitled to investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby based on agreements made by or on behalf of the Purchaser.

Section 5.5.          Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Purchaser’s knowledge, threatened against or by Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated hereby.

Section 5.6.          Sufficiency of Funds. The Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.7.          Solvency. The fair value of the assets of the Purchaser exceeds the Purchaser’s liabilities, and the Purchaser is able to meet its obligations as they become due and the Purchaser is not insolvent within the meaning of any federal or state laws relating to creditors’ rights or bankruptcy.

Section 5.8.          Nuclear Licenses and HUD Certification. The Purchaser acknowledges that in order for it to operate the Business as conducted immediately prior to the Closing and to sell the LPX and LPX-Pro Lead Paint Analysers after the Closing, the Purchaser must obtain the Nuclear Licenses and the HUD Certification, respectively. The Purchaser acknowledges that it shall be solely responsible for making all filings and other submissions and taking all other actions necessary or desirable to obtain the Nuclear Licenses and the HUD Certification and that the Sellers shall have no liability if the Purchaser fails to obtain the Nuclear Licenses and/or the HUD Certification.

Section 5.9.          No Other Representations or Warranties. The Purchaser acknowledges that the Sellers have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article IV, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV.

21

ARTICLE VI
CERTAIN COVENANTS AND AGREEMENTS

Section 6.1.          Consents.

(a)          Until the expiration or earlier termination of the Transition Services Agreement:

(i)          the Sellers shall use commercially reasonable efforts to cooperate and assist with the Purchaser’s efforts to obtain the consent of the third parties required under each Non-Assignable Contract listed in Schedule 6.1(a)(i), such consents to be effective upon the termination of the Transition Services Agreement, provided that neither Seller shall be required to pay any consideration therefor;

(ii)         the Sellers shall use commercially reasonable efforts to cooperate and assist with the Purchaser’s efforts to obtain the consent of the third parties required under each Non-Assignable Contract listed in Schedule 6.1(a)(ii), provided that neither Seller shall be required to pay any consideration therefor;

(iii)        the Sellers shall make the benefit of each Non-Assignable Contract available to the Purchaser to the extent reasonably practicable, so long as the Purchaser fully cooperates with the Sellers and pays all of the Sellers’ ordinary course and documented out-of-pocket and other costs and expenses incurred under each Non-Assignable Contract;

(iv)        the Sellers shall perform under each Non-Assignable Contract in accordance with the terms thereof, but in any event Sellers (1) will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction with respect to any Non-Assignable Contract outside the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) (except as consented to by the Purchaser) and (2) Sellers will enforce, at the request of Purchaser and at the sole expense and for the account of the Purchaser, any right of the Sellers arising from any Non-Assignable Contract against the other party or parties thereto (including the right to elect or terminate such Non-Assignable Contract in accordance with the terms thereof); and

(v)         the Purchaser shall use commercially reasonable efforts to cooperate with the Sellers to fulfill the terms of each Non-Assignable Contract.

22

Nothing in this Agreement shall constitute a sale, assignment, transfer or conveyance to, or assumption by, the Purchaser of the Non-Assignable Contracts. With respect to any Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to the Purchaser is obtained following the Closing, the Sellers shall transfer such Non-Assignable Contract to the Purchaser by execution and delivery of an instrument of conveyance reasonably satisfactory to the Purchaser within five (5) Business Days following receipt of such approval or consent. The Parties agree that neither Seller shall have any obligation to incur any out-of-pocket expenses in connection with this Section 6.1(a) and that to the extent any such expenses are incurred at the Purchaser’s request, the Purchaser agrees to promptly reimburse the Sellers upon presentation of reasonably documented expenses. The Seller and the Purchasers agree that neither Seller shall have any liability under any Non-Assignable Contract after the Closing, except for liability arising from fraud, gross negligence or willful misconduct, and the Purchaser shall indemnify the Sellers with respect to any Non-Assignable Contract in accordance with Section 8.2(d).

(b)          If any Party receives after the Closing any funds properly belonging to another Party in accordance with the terms of this Agreement, including payments with respect to any receivables of the Sellers, the recipient will promptly so advise the other Party, will segregate and hold such funds in trust for the benefit of the other Party and will promptly deliver such funds to an account or accounts designated in writing by such other Party.

Section 6.2.          Employee Matters.

(a)          Each Seller acknowledges that the Purchaser at or before Closing shall have extended offers of employment to the employees, officers and consultants of the Sellers (the “Seller Employees”) listed on Schedule 6.2(a) (the “Designated Employees”). The Sellers hereby consent to the hiring of each Designated Employee by the Purchaser, and the Sellers shall terminate the employment of each Designated Employee that accepts an offer of employment from the Purchaser. The Purchaser may employ any of the Designated Employees upon those terms that it may establish in its sole discretion.

(b)          After the Closing Date, the Purchaser shall become responsible for any and all wages, salaries, and other cash compensation payable to each Designated Employee who is hired by the Purchaser (each, a “Transferred Employee”) for periods following the Closing Date on such terms and conditions as the Purchaser and each Transferred Employee may agree. To the extent applicable, each Seller and its Affiliates shall take all steps reasonably necessary to, including arranging for continued group health plan coverage for the statutory coverage period for each Transferred Employee, to ensure that such COBRA Coverage is available to such individuals. Each Seller and its Affiliates shall take all actions reasonably necessary to prevent the Purchaser from becoming under applicable Law a “successor employer” for purposes of COBRA Coverage. The Purchaser and Sellers agree that the Seller Employees are not third-party beneficiaries of this Agreement.

(c)          After the Closing Date, the Sellers shall remain responsible for (i) any and all wages, salaries and other cash compensation (including, without limitation, accrued vacation leave and sick leave, bonuses, commissions and other incentive-based cash compensation) payable to the Seller Employees and any former employees, officers and consultants of Seller (“Former Seller Employees”) for periods on and prior to the Closing and (ii) any severance, retention bonus or change in control payment payable to any of the Seller Employees or Former Seller Employees that become due or owed as a result of the consummation of the transactions contemplated by this Agreement.

23

(d)          For a period beginning on the Closing Date and ending on the six (6)-month anniversary of the Closing Date (the “Restricted Period”), (i) the Purchaser agrees not to, and shall cause its Affiliates not to, directly or indirectly, (A) employ or hire any person listed on Schedule 6.2(d)(i) (each such individual, a “Seller Restricted Person”) or (B) call upon, solicit or communicate with any Seller Restricted Person for the purpose or with the intent of enticing, or in a manner reasonably likely to entice, such Seller Restricted Person away from the Sellers or any Affiliate of the Sellers, and (ii) each Seller agrees not to, and shall cause its Affiliates not to, directly or indirectly, (A) employ or hire any Transferred Employee or (B) call upon, solicit or communicate with any Transferred Employee for the purpose or with the intent of enticing, or in a manner reasonably likely to entice, such Transferred Employee away from the Purchaser or any Affiliate of the Purchaser; provided, that the foregoing shall not prevent a Seller or the Purchaser (or any of their Affiliates) from (x) placing general advertisements in trade or other publications or on the Internet offering employment or (y) hiring any employee of the other, who for the one (1)-month period prior to the date of hire was not, to the knowledge of the hiring party, based on inquiry of the prospective employee, employed by the other Party or its Affiliates. Notwithstanding the foregoing, during the Restricted Period, (i) the Purchaser may from time to time engage a Seller Restricted Person to provide consulting services to the Purchaser solely with respect to the Products and the Technology and (ii) the Sellers may from time to time engage a Transferred Employee to provide consulting services to the Sellers or their Affiliates solely with respect to the Sellers’ Navigator business or any ISO (International Organization for Standardization) audit of a Seller or any of its Affiliates, in each case at the Hourly Consulting Rate and on written terms (including the time period during which such services may be performed) satisfactory to the Sellers and such Seller Restricted Person (in the case of a consultancy pursuant to clause (i)) or the Purchaser and such Transferred Employee (in the case of a consultancy pursuant to clause (ii)), in their sole discretion. “Hourly Consulting Rate” with respect to a Seller Restricted Person or a Transferred Employee shall mean an amount equal to 135% of such Seller Restricted Person’s or Transferred Employee’s then current annual salary divided by 2,000.

Section 6.3.          Transfer Taxes; Expenses. Any Taxes or recording fees payable as a result of the purchase and sale of the Assets or any other action contemplated hereby shall be shared equally by the Purchaser, on the one hand, and the Sellers, on the other hand. The Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed.

Section 6.4.          Confidentiality. From and after the Closing, the Sellers will treat as confidential and will not use or disclose any Confidential Information or Seller Intellectual Property (other than Excluded Assets), except as may be required to be disclosed by Law or any Governmental Entity or a national securities exchange. From and after the Closing, the Purchaser will treat as confidential and will not disclose or use any confidential information of the Sellers or any of their Affiliates (other than the Confidential Information) provided to the Purchaser or its representatives in connection with the transactions contemplated by this Agreement.

24

Section 6.5.          Publicity. No Party (or any of their respective Affiliates) shall issue any press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Parties, except as may be required by Law in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other Parties, and give the other Parties a reasonable opportunity to comment thereon, before making any such public announcement.

Section 6.6.          Non-Competition. For a period beginning on the Closing Date and ending on the three (3)-year anniversary of the Closing Date, the Sellers and their Affiliates shall (1) refrain from conducting the Business (other than pursuant to the Seller Ancillary Documents) and (2) refrain from competing directly or indirectly in any manner whatsoever in the field of developing, offering, manufacturing, selling or consulting with respect to any products directed at the applications of the Products or using any of the Technologies or any technology substantially similar to the Technologies.

ARTICLE VII
CLOSING

Section 7.1.          Closing. The Closing is taking place on November 4, 2013 (the “Closing Date”) concurrently with the execution and delivery of this Agreement by the electronic delivery of executed documents.

Section 7.2.          Closing Deliveries.

(a)          At the Closing, the Sellers shall deliver to the Purchaser all other documents reasonably required to be entered into by the Sellers pursuant hereto or reasonably requested by the Purchaser to convey the Assets to the Purchaser or to otherwise consummate the transactions contemplated hereby.

(b)          At the Closing, the Purchaser shall have delivered, or caused to be delivered, to the Sellers all other documents reasonably required to be entered into or delivered by the Purchaser at or prior to the Closing to consummate the transaction contemplated hereby.

ARTICLE VIII
INDEMNIFICATION

Section 8.1.          Indemnification Obligations of the Sellers. Subject to the other provisions of this Article VIII, the Sellers shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of or relating to:

25

(a)          any breach or inaccuracy of any representation or warranty made by the Sellers in this Agreement or in any Seller Ancillary Document (other than the Transition Services Agreement) (without regard, for the sole purpose of calculating the amount of Losses, to any qualification or exception contained in such representation or warranty relating to materiality or Material Adverse Effect);

(b)         any breach of any covenant, agreement or undertaking made by either Seller in this Agreement or in any Seller Ancillary Document (other than the Transition Services Agreement);

(c)          any Third Party Claim (as defined in Section 8.3(a) below) based upon, resulting from or arising out of the Business, Products or Technology (other than the Assumed Liabilities) as conducted or otherwise existing or arising on or prior to the Closing Date;

(d)         any Excluded Assets or liabilities that are not Assumed Liabilities, including, without limitation, the Specifically Excluded Liabilities; or

(e)          non-compliance by the Parties with any applicable bulk sales Law.

The Losses of the Purchaser Indemnified Parties described in this Section 8.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses”.

Section 8.2.          Indemnification Obligations of the Purchaser. Subject to the other provisions of this Article VIII, the Purchaser shall indemnify and hold harmless the Seller Indemnified Parties from, against and in respect of any and all Losses whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(a)          any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any Purchaser Ancillary Document (other than the Transition Services Agreement);

(b)         any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any Purchaser Ancillary Document (other than the Transition Services Agreement);

(c)          any Assumed Liabilities;

(d)         any breach of, or non-performance under, any Non-Assignable Contract by either Seller after the Closing, except in the case of fraud, gross negligence or willful misconduct; or

(e)          any Liability arising out of the ownership or operation of the Assets or the Business after the Closing.

The Losses of the Seller Indemnified Parties described in this Section 8.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses”.

26

Section 8.3.          Indemnification Procedure.

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter such information and documentation as may be reasonably requested by the Indemnifying Party to support and verify the claim asserted. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.3(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.3(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Sellers and the Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses of the Indemnified Party) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

27

(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.3(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim, and the Indemnifying Party shall be liable to the extent of such settlement offer. If the Indemnified Party has assumed the defense pursuant to Section 8.3(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)          Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter such information and documentation as may be reasonably requested by the Indemnifying Party to support and verify the Direct Claim asserted. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.4.          Survival Period. The representations and warranties of the Parties contained herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, eighteen (18) months following the Closing Date; provided, however, that the representations and warranties with respect to the Excepted Claims shall survive until, and all claims for indemnification in connection therewith shall be asserted not later than, the expiration of the applicable statutes of limitations. Each covenant herein shall survive until, and all claims for indemnification in connection therewith shall be asserted not later than, the expiration of the period contemplated by its terms. Notwithstanding any of the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified in writing of a claim for indemnification hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnification hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

28

Section 8.5.          Limits. Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties shall not make a claim against the Sellers for indemnification under Section 8.1(a) for Purchaser Losses unless and until the aggregate amount of such Purchaser Losses exceeds $24,000 (the “Purchaser Basket”), in which event the Purchaser Indemnified Parties may claim indemnification for all Purchaser Losses in excess of the Purchaser Basket; provided, however, that the Excepted Claims shall not be subject to the Purchaser Basket.

Section 8.6.          Ceiling on Claims for Losses. Except for Losses incurred as a result of any Excepted Claim, the maximum aggregate liability of an Indemnifying Party for indemnification under Section 8.1(a) or 8.2(a) shall not exceed $400,000. The maximum aggregate liability of an Indemnifying Party for indemnification for Excepted Claims shall not exceed $800,000. The maximum aggregate liability of an Indemnifying Party for indemnification under this Article VIII, other than Excepted Claims or under Section 8.1(a) or 8.2(a), shall not exceed the Purchase Price.

Section 8.7.          Treatment of Indemnity Payments. Any indemnity payments made pursuant to this Article VIII shall, to the extent permitted by applicable Law, be treated as an adjustment to the Purchase Price for Tax purposes.

Section 8.8.          Insurance Recovery; Tax Benefits; Mitigation. The amount of any Losses incurred by a Party shall be reduced by (i) the net amount such Party or any Affiliate thereof actually received or reasonably expected to be received from any insurer or other party liable for such Losses, and such Party shall use commercially reasonable efforts to effect any such recovery, and (ii) any Tax savings or benefits realized by any Party seeking indemnification hereunder that are attributable to any deduction, loss, credit or refund or other reduction in Tax resulting from or arising out of such Losses. An Indemnified Party that has received from or on behalf of an Indemnifying Party payment of an indemnification claim for Losses under this Article VIII shall remit to the Indemnifying Party the amount of insurance or other third party proceeds that correspond to the amounts, savings or benefits contemplated by the immediately preceding sentence that are paid to the Indemnified Party with respect to such Losses. Each Party shall take, and shall causes its Affiliates to take, all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to, or does, give rise to any Losses, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Losses.

Section 8.9.          Exclusive Remedy. Except as set forth in Section 8.10, the indemnification rights set forth in this Article VIII shall be the sole and exclusive remedies of the Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement, and the Parties shall not be entitled to any further indemnification rights or claims of any nature whatsoever in respect thereof. Notwithstanding the foregoing, nothing in this Agreement shall in any way limit the liability of any Person for such Person’s acts of intentional misrepresentation or fraud.

29

Section 8.10.        Injunctive Relief. Any Party may sustain irreparable harm by reason of a breach of Sections 6.2(d) and 6.4, and the Purchaser may sustain irreparable harm by reason of a breach of Section 6.6, for which money damages would not be an adequate remedy. Each Party therefore agrees that, in the event of a threatened or continuing breach of such Sections, the non-breaching party shall be entitled, without prejudice to all other available remedies hereunder, to seek immediate injunctive or other equitable relief

ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 9.1.          Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To the Purchaser:	Protec Instrument Corporation 6815 Biscayne Boulevard Suite 103-359 Miami, FL 33138 Fax: 305.639.1928

with a copy to:	Laboratoires Protec S.A. 10 rue de la Prairie 91140 Villebon sur Yvette FRANCE Attention: Mr. Pavel Streber

with a copy to:	Sullivan & Worcester LLP One Post Office Square Boston, MA 021096 Attention: Edwin Miller and Lewis Segall Fax: 617.338.2880

To the Sellers:	Dynasil Corporation of America 130 Galen Street Watertown, MA 02472 Attention: Peter Sulick Fax: 617.668.6890

with a copy to:	Edwards Wildman Palmer LLP 111 Huntington Avenue Boston, MA 02199 Attention: Matthew Gardella Fax: 866.955.8776

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by facsimile if receipt is confirmed by telephone, (c) on the first (1st) Business Day following delivery to a national overnight courier service or (d) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

30

Section 9.2.          Schedules and Exhibits. The schedules, the Disclosure Schedule and the exhibits referenced in this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 9.3.          Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided, however, that the Purchaser shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more of its direct or indirect wholly owned subsidiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 9.4.          Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 9.5.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to choice of law rules. Any dispute arising under or in connection with this Agreement shall be resolved in the state or federal courts in and for the Commonwealth of Massachusetts, and the parties hereby submit to the exclusive jurisdiction of such courts in respect of any such proceeding. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.5, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.  The failure or refusal of any Party to (i) appear in or defend any claim made hereunder shall not affect the validity or enforceability of any judgment, award or order rendered against such Party or any other Party, and (ii) satisfy its allocable portion of any judgment, award or order will not affect the obligation of the other Parties to satisfy their respective allocable portion of such judgment, award or order.

Section 9.6.          WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED PURSUANT HERETO OR ANY DEALINGS WITH ANY OTHER PARTY RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT HERETO. THIS WAIVER IS IRREVOCABLE AND MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.6 AND EXECUTED BY EACH OF THE PARTIES HERETO). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED PURSUANT HERETO. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the transactions contemplated by this Agreement or the documents executed pursuant hereto, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court or arbitral tribunal.

31

Section 9.7.          Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 9.8.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

Section 9.9.          Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 9.10.        Waiver; Amendment. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 9.11.        Integration. This Agreement, the Transition Services Agreement and the other documents executed pursuant hereto supersede all prior and contemporaneous negotiations, agreements, understandings, representations and warranties among the Parties with respect to the subject matter hereof, including without limitation the Letter of Intent, dated March 27, 2013, by and between Dynasil and Laboratoires PROTEC S.A., and constitute the entire agreement among the Parties with respect to the subject matter hereof.

Section 9.12.        Compliance with Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

32

Section 9.13.        Interpretation. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender. References herein to any Law shall be deemed to refer to such Law, as amended from time to time, and all rules and regulations promulgated thereunder. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

Section 9.14.        Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 9.15.        Transaction Costs. Except as provided above or as otherwise expressly provided herein, each Party shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel.

*          *          *

33

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PROTEC INSTRUMENT CORPORATION

By:	/s/ Verena Streber
	Name:	Verena Streber
	Title:	Chief Executive Officer

DYNASIL CORPORATION OF AMERICA

By:	/s/ Peter Sulick
	Name:	Peter Sulick
	Title:	Interim President and Interim CEO

RMD INSTRUMENTS CORP.

By:	/s/ Mike O’Neill
	Name:	Mike O’Neill
	Title:	President

34